Exhibit 99.1

For immediate release	February 15, 2017

Crown Crafts Reports Fiscal 2017 Third Quarter Results

●	Gross profit improves to 32.7% for the quarter
●	Cash balance increases to $14.4 million at quarter end
●	Board declares a quarterly dividend of $0.08 per share

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the fiscal 2017 third quarter, which ended January 1, 2017.

“We maintained our strong profitability in the third quarter, and our cash balance of $14.4 million increased from both the prior quarter and the prior-year quarter,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “Our gross profit margin benefited from continued favorable currency exchange rates and our ongoing focus on controlling costs. Net sales in the quarter were impacted most significantly by a customer’s Black Friday sales promotion in the prior year that was not repeated this year and a credit issue with a major retailer.”

Financial Results

Net income for the third quarter of fiscal 2017 was $1.9 million, or $0.19 per diluted share, on net sales of $17.3 million, compared with net income of $2.1 million, or $0.21 per diluted share, on net sales of $20.7 million for the third quarter of fiscal 2016. Gross profit for the current-year quarter was 32.7% of net sales, up from 30.2% in the prior-year quarter.

For the nine-month period, net income was $4.0 million, or $0.39 per diluted share, on net sales of $48.7 million, compared with net income of $4.6 million, or $0.46 per diluted share, on net sales of $59.3 million for the first nine months of fiscal 2016. Gross profit for the nine-month period of the current year was 29.2% of net sales, up from 28.2% in the prior-year period.

Net income for both the third quarter and nine-month periods of the prior fiscal year was favorably affected by $315,000, or $0.03 per diluted share, due to a change in the Company’s calculation of the state portion of its income tax provision.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on April 7, 2017, to shareholders of record at the close of business on March 17, 2017. “The Board remains confident in the long-term profitability and financial strength of the Company, and we are pleased to return value to shareholders through this quarterly dividend,” Chestnut said.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Standard Time on February 22, 2017. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10099126.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding; blankets; nursery accessories; room décor; burp cloths; bathing accessories; reusable and disposable bibs; and disposable placemats, floor mats, toilet seat covers and changing mats. The Company’s operating subsidiaries consist of Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana. Crown Crafts is among America’s largest producers of infant bedding, toddler bedding and bibs. The Company’s products include licensed and branded collections, as well as exclusive private label programs for certain of its customers. The Company’s website is www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott

Vice President and Chief Financial Officer

(225) 647-9124

oelliott@crowncrafts.com

or

Halliburton Investor Relations

(972) 458-8000

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended
	January 1, 2017	December 27, 2015	January 1, 2017	December 27, 2015
Net sales	$17,262	$20,691	$48,670	$59,265
Gross profit	5,639	6,252	14,235	16,739
Gross profit percentage	32.7%	30.2%	29.2%	28.2%
Income from operations	3,063	3,070	6,059	7,188
Income before income tax expense	3,088	3,022	6,136	7,140
Income tax expense	1,227	879	2,173	2,505
Net income	1,861	2,143	3,963	4,635
Basic earnings per share	$0.19	$0.21	$0.40	$0.46
Diluted earnings per share	$0.19	$0.21	$0.39	$0.46

Weighted Average Shares Outstanding:
Basic	10,031	9,996	10,007	10,024
Diluted	10,058	10,038	10,040	10,063

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	January 1, 2017	April 3, 2016
	(unaudited)
Cash and cash equivalents	$14,394	$7,574
Accounts receivable, net of allowances	14,453	20,796
Inventories	16,375	14,785
Total current assets	48,430	45,732
Finite-lived intangible assets - net	3,316	3,882
Goodwill	1,126	1,126
Total assets	$54,823	$52,415

Total current liabilities	16,113	12,185

Shareholders’ equity	38,054	40,019
Total liabilities and shareholders’ equity	$54,823	$52,415